                                                                     EXHIBIT 4.8













                   CASH COLLATERAL AND DISBURSEMENT AGREEMENT

                               DATED MAY 22, 1996

                                     AMONG

                       IBJ SCHRODER BANK & TRUST COMPANY,

                                  AS TRUSTEE,

                                   NBD BANK,

                             AS DISBURSEMENT AGENT,

                                      AND

                         THE MAJESTIC STAR CASINO, LLC

                   CASH COLLATERAL AND DISBURSEMENT AGREEMENT



     CASH COLLATERAL AND DISBURSEMENT AGREEMENT, dated May 22, 1996, among IBJ Schroder Bank & Trust Company, as trustee (in such capacity, together with its successor in trust, if any, appointed pursuant to the Indenture, the "Trustee") under an Indenture dated the date hereof between the Company (as defined below) and the Trustee (such Indenture as amended, supplemented or otherwise modified from time to time, the "Indenture"), The Majestic Star Casino, LLC, an Indiana limited liability company (the "Company") and NBD Bank, Detroit, Michigan, as Disbursement Agent for the Trustee (the "Disbursement Agent"). Capitalized terms used and not defined herein shall have the meanings set forth in the Indenture.


                            PRELIMINARY STATEMENTS:

     (1) The Company has entered into the Indenture pursuant to which the Company will issue $105,000,000 of its 12-3/4% Senior Secured Notes due May 15, 2003 (the "Senior Notes"). The Senior Notes will also bear contingent interest as described in the Indenture.

     (2) As security for the prompt and complete payment and performance in full of the Indenture Obligations, the Company intends to grant to the Trustee a security interest in, among other things, the Cash Collateral.

     (3) The Disbursement Agent has agreed to take such action with respect to the Cash Collateral Accounts as is specified herein.

     (4) The execution and delivery of this Cash Collateral and Disbursement Agreement is a condition to the issuance of the Senior Notes under the terms of the Purchase Agreement dated May 16, 1996 by and between the Company and Wasserstein Perella Securities, Inc., as initial purchaser.

     (5) Amounts expended in accordance with this Agreement for capital contributions to the BHR Joint Venture will be released from the security interest thereunder, and any assets or properties acquired or developed in connection with such disbursements will not constitute collateral hereunder.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Certain Defined Terms. Capitalized terms used but not defined herein and in any schedules and exhibits hereto shall have the meanings set forth in the Indenture. In addition, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

           "Asset Sale" has the meaning specified in the Indenture.

           "Asset Sale Account" has the meaning specified in Section 2.1.

           "BHR Joint Venture" has the meaning specified in the Indenture.

           "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banks in New York City or Detroit are authorized or obligated by law to close.

           "Cash Collateral" has the meaning specified in Section 2.5.

           "Cash Collateral Accounts" has the meaning specified in Section 2.1.

           "Cash Equivalents" has the meaning specified in the Indenture. "Chartered Vessel" has the meaning specified in the Indenture.

           "Chartered Vessel Project" means the project for the chartering, refitting and equipping of the Chartered Vessel.

            "Closing Date" means May 22, 1996.

           "Company" has the meaning specified in the recital of parties.

           "Completion Reserve Account" has the meaning specified in Section
      2.1.

           "Construction Account" has the meaning specified in Section 2.1.

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           "Construction Budget" means, for each of the Chartered Vessel and the Land Project, a budget provided by the Company, not in excess of funds available in the relevant Sub-Account and otherwise available to the Company for the Chartered Vessel Project or the Land Project, as applicable, and for the Permanent Vessel, a budget to be provided by the Company, not in excess of funds available in the Permanent Vessel Sub-Account and otherwise available to the Company for the Permanent Vessel Project.

           "Construction Consultant" means the consultant engaged by the Company to monitor the construction of the Permanent Vessel on behalf of the Trustee as set forth herein.

           "Construction Schedule" means for each of the Projects the construction schedule proposed by the Company.

           "Construction Supervisor" means for each Project the Person responsible for approving and monitoring the relevant Construction Budget, Plans and Specifications and changes thereto, cost breakdowns and estimates; the Construction Supervisor shall make periodic inspections of the appropriate Project, as applicable, monitor the appropriate Project, as applicable, and have responsibility to approve Project Disbursements. The Construction Supervisor shall be Guido Perla & Associates or a Project Architect or an outside contractor with respect to the Permanent Vessel Project.

           "Contract" means any contract or subcontract for work or materials for any Project.

           "Costs" means all Hard Costs and all Soft Costs.

           "Disbursement Agent" has the meaning specified in the recital of parties.

           "Event of Loss" has the meaning specified in the Indenture.

           "Event of Loss Account" has the meaning specified in Section 2.1.

           "Gaming License" has the meaning specified in the Indenture.

           "Hard Costs" means the costs and expenses in respect of supplying goods, materials and labor for the construction of the Projects.

           "Indenture" has the meaning specified in the recital of parties.

           "Indenture Obligations" means any obligations of the Company pursuant to the Indenture now or hereafter existing, including the obligation to pay principal and interest, including contingent interest, on the securities issued under the Indenture when due and payable, whether by acceleration or otherwise, and all other amounts due or to become due in connection with the Indenture and the Collateral Documents, including all fees and expenses incurred by the Trustee or the Holders in the collection or enforcement of any such obligations or realization upon the Collateral or the security of any Collateral Documents.

           "Initial Phase" shall mean the first phase of the development of the Projects, which includes the land, the Chartered Vessel, gaming equipment and initial berthing and support facilities, as described in the Offering Memorandum.

           "Interest Reserve Account" has the meaning specified in Section 2.1.

           "Land Contracts" means each Contract for the Land Project.

           "Land Project" means the Project relating to the construction of initial berthing and support facilities for the Initial Phase, including equipment and other capital costs relating to the berthing and support facilities.

           "Line Item" means an item of cost set forth in a Construction Budget for a specific Project.

           "Major Contract" means any Contract or series of related Contracts for substantially the same work or materials in connection with Hard Costs or Soft Costs for an amount equal to or in excess of $500,000.

           "Major Contractor" means any counterparty under a Major Contract.

           "Minor Contract" means any Contract or series of related Contracts for substantially the same work or materials that is not a Major Contract.

           "Offering Memorandum" means the final Offering Memorandum dated May 16, 1996 of the Company relating to the Senior Notes.

           "Permanent Vessel" has the meaning specified in the Indenture.

           "Permanent Vessel Project" means the project for the construction of the Permanent Vessel, including equipping the Permanent Vessel but excluding gaming equipment and related casino fixtures, furniture and equipment.

           "Person" means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

           "Plans and Specifications" means for each of the Projects the plans and specifications developed by the Company.

           "Projects" means each of the Chartered Vessel Project, the Permanent Vessel Project and the Land Project.

           "Project Architect" means, in the case of any Project, any Person acting as an architect for any aspect of the applicable Project selected by the Company.

           "Project Disbursement" means a disbursement to or as directed by the Company, the proceeds of which will be applied solely to pay or reimburse construction and other costs directly related to the applicable Project.

           "Project Disbursement Date" has the meaning specified in Section
      3.1.

           "Project Disbursement Documentation" means a certificate of the Company substantially in the form of Annex 1-A or 1-B to Exhibit A hereto, together with all documentation referred to in such certificate and any other accompanying documentation required by this Agreement.

           "Request for a Project Disbursement" has the meaning specified in
      Section 3.1.

           "Retainage" means, with respect to any Major Contract for Hard Costs, an amount to be withheld with respect to any payment made or to be made to any contractor, subcontractor, mechanic, materialman, vendor or any other Person under such Major Contract, which amount shall be at least equal to the amounts referred to in Schedules 1 or 2, as applicable; provided, however, that Retainage is not required for a Major Contract not involving construction where Retainage is not customary.

           "Senior Notes" has the meaning specified in the Preamble hereof and includes any notes issued in exchange therefor pursuant to the Indenture.

           "Ship Contract" means each Contract for the Permanent Vessel
      Project.

           "Shipyard" means any shipyard chosen by the Company to construct the Permanent Vessel.

           "Soft Costs" means all costs of the Company other than Hard Costs that are related to the Projects, including, without limitation, pre-opening costs.

           "Sub-Accounts" has the meaning specified in Section 2.1.

           "Termination of Construction Date" means the date that a Project is completed, as certified in writing by the Construction Supervisor for such Project.

           "Trustee" shall have the meaning set forth in the recitals hereof.

           "Working Capital Account" has the meaning specified in Section 2.1.

     SECTION 1.2 Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."

                                   ARTICLE II

                   ESTABLISHMENT OF CASH COLLATERAL ACCOUNTS;
                      INITIAL DEPOSITS; PRIORITY RELEASES

     SECTION 2.1 Establishment of Accounts. There is hereby established with the Disbursement Agent the following separate custodial accounts (collectively, the "Cash Collateral Accounts") under the sole dominion and control of the Disbursement Agent: (a) an account in the name of the Company for construction and related disbursements of the Company, including amounts to be contributed to the BHR Joint Venture (the "Construction Account") consisting of the following sub-accounts: (i) a sub-account for the chartering, refitting and equipping of the Chartered Vessel prior to construction of the Permanent Vessel (the "Chartered Vessel Sub-Account"), (ii) a sub-account for the construction of the Permanent Vessel, including the equipping thereof (the "Permanent Vessel Sub-Account") and (iii) a sub-account for the construction of the Land Project, including contributions required to be made to the BHR Joint Venture (the "Land Sub-Account" and, together with the Chartered Vessel Sub-Account and the Permanent Vessel Sub-Account, the "Sub-

Accounts"); (b) an account in the name of the Company for working capital and general purposes, including the funding of remaining pre-opening expenses and equipment purchases (the "Working Capital Account"); (c) an account in the name of the Company for payment of the first two fixed interest payments scheduled to be paid on the Senior Notes (the "Interest Reserve Account"); (d) an account in the name of the Company to be used as a reserve to assure completion of the Projects (the "Completion Reserve Account"); (e) an account in the name of the Company to be used upon the occurrence of an Event of Loss (the "Event of Loss Account"); (f) an account in the name of the Company to be used upon the occurrence of an Asset Sale (the "Asset Sale Account"); and (g) an account in the name of the Company to be used upon the liquidation of assets in connection with an Uncompleted Project (the "Uncompleted Project Account"). Each of the above listed Cash Collateral Accounts and Sub-Accounts shall clearly indicate on the title thereof that it is held "subject to the lien of IBJ Schroder Bank & Trust Company, as trustee for the holders of 12-3/4% Senior Secured Notes due 2003 of The Majestic Star Casino, LLC."

     The Sub-Accounts shall be for bookkeeping purposes only and all cash or other property credited to any Sub-Account (including interest) shall be the property of the Construction Account. All Project Disbursements pursuant to
Article III and IV in respect of the Chartered Vessel Project shall be charged to the Chartered Vessel Sub-Account, in respect of the Permanent Vessel Project shall be charged to the Permanent Vessel Sub-Account and in respect of the Land Project shall be charged to the Land Sub-Account.

     SECTION 2.2 Initial Deposits to Accounts. The initial deposits to the Cash Collateral Accounts shall be as follows:


                 Chartered Vessel Sub-Account  $          0

                 Permanent Vessel Sub-Account  $ 40,000,000

                 Land Sub-Account              $  8,148,415

                 TOTAL DEPOSIT TO
                 CONSTRUCTION ACCOUNTS         $ 48,148,415
                                               ------------

                 Working Capital Account       $ 29,654,644

                 Interest Reserve Account      $ 12,902,000

                 Completion Reserve Account    $ 10,759,000

                 TOTAL DEPOSIT TO
                  CASH COLLATERAL ACCOUNTS     $101,464,059
                                               ------------

     In addition to transfers pursuant to Section 3.3(b), the Company may, at any time and in its sole discretion, cause to be deducted from one or more Cash Collateral Accounts or Sub-Accounts and be added to one or more other Cash Collateral Account(s) or Sub-Account(s) up to an aggregate for all such transfers collectively of $4,500,000; provided, however, that transfers to or from the Interest Reserve Account may only be made pursuant to the provisions of Section 5.2 and transfers to and from the Completion Reserve Account may only be made pursuant to the provisions of Section 5.3.

     SECTION 2.3 Initial Disbursements. Upon execution of this Agreement and the funding of the Cash Collateral Accounts in an aggregate amount equal to the net proceeds of the Senior Notes, after giving effect to the expenses incurred in connection with such offering in accordance with the Offering Memorandum under the heading "Use of Proceeds", the Disbursement Agent is hereby directed to and shall release and transfer (i) from the Land Sub-Account $3,648,415 to fund the balance of the required capital contributions to the BHR Joint Venture to a bank account identified by the Company in writing at least two Business Days prior thereto, (ii) from the Working Capital Account $5,464,059 to fund the refitting and equipping of the Chartered Vessel and certain other pre-opening expenses to an account identified by the Company in writing at least two Business Days prior thereto, and (iii) from the Working Capital Account $18,166,556 to repay certain advances of funds to the Company by Barden Development, Inc. as evidenced by the promissory note or notes attached hereto as Exhibit B to an account identified by the Company in writing at least two Business Days prior thereto.

     SECTION 2.4 Default Releases. Upon the occurrence of an Event of Default under the Indenture which (except in the case of a Change of Control Offer, Uncompleted Project Offer or Uncompleted Vessel Offer) has resulted in acceleration of the Senior Notes pursuant to Section 6.02 of the Indenture, funds in the Cash Collateral Accounts shall be released by the Disbursement Agent to any account specified by the Trustee, upon receipt of an executed Trustee's Certificate substantially in the form of Exhibit C hereto, certifying that such Event of Default and acceleration of the Senior Notes, if applicable, has occurred. Such released amounts will promptly be used for the purpose of making any required payment of principal or interest (including contingent interest, if any) to Noteholders, including, without limitation, payments to Noteholders accepting any Change of Control Offer, Uncompleted Project Offer or Uncompleted Vessel Offer pursuant to the terms of the Indenture; provided, that funds shall be released to the Trustee from the Interest Reserve Account in connection with any Change of Control Offer as set forth above only in an amount equal to (i) the interest payable on the Senior Notes to be purchased in such offer in connection with such purpose, plus (ii) solely in the

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

case where the purchase date for such offer occurs prior to November 15, 1996, the interest that would be payable on November 15, 1996 on the Senior Notes to be purchased were such Senior Notes then to be outstanding. The Disbursement Agent shall sell such portions of investments in Cash Equivalents as shall be necessary to satisfy any such request for release within two Business Days of receiving such Trustee's Certificate.

     SECTION 2.5 Trust Estate and Security Interest. As security for the prompt and complete payment and performance in full of all the Indenture Obligations, the Company hereby conveys, pledges and assigns to the Trustee for the equal and ratable benefit of the Holders, and grants to the Trustee for the equal and ratable benefit of the Holders an exclusive first priority security interest in, all of its right, title and interest in the following collateral (the "Cash Collateral"):

      (a) the Cash Collateral Accounts, all funds, investments and securities held therein and all certificates and instruments, if any, from time to time representing or evidencing the Cash Collateral Accounts;

      (b) all investments from time to time credited to any of the accounts constituting the Cash Collateral Accounts, and all certificates and instruments, if any, from time to time representing or evidencing the investment in Cash Equivalents or other investments;

      (c) all notes, certificates of deposits, deposit amounts, checks and other instruments from time to time hereafter delivered to or otherwise possessed by the Disbursement Agent for or on behalf of the Trustee for the benefit of the Holders;

      (d) all interest, cash and instruments from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Cash Collateral; and

      (e)  all proceeds of any and all of the foregoing.

     SECTION 2.6 Appointment of Disbursement Agent. The Trustee hereby appoints NBD Bank, Detroit, Michigan, to act as the Disbursement Agent in connection with this agreement, and to take all actions as set forth in this Agreement on behalf of the Trustee in order to comply with the terms of this Cash Collateral and Disbursement Agreement. Reimbursable fees and expenses of the Trustee shall include any fees and expenses of the Disbursement Agent which are payable by the Trustee; provided that the Trustee shall be under no obligation to pay fees and expenses of the Disbursement Agent to the extent funds are not received from the Company.


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


     SECTION 2.7 Resignation of Disbursement Agent. The Disbursement Agent may resign upon giving written notice to the Company and the Trustee. The Trustee may appoint a successor Disbursement Agent provided that said successor Disbursement Agent is a bank or trust company having a combined capital and surplus (as set forth in its most recent published report of condition) of at least $100,000,000.

                                  ARTICLE III

                         REQUESTING AND MAKING PROJECT
                  DISBURSEMENTS FROM THE CONSTRUCTION ACCOUNTS

     SECTION 3.1 Requesting the Project Disbursements. Subject to the provisions of Section 3.2 below, the Company may request that a Project Disbursement be made from any Construction Account by delivering notice to the Disbursement Agent, not later than 11:00 A.M. (New York time) on the Business Day immediately preceding the date of the proposed Project Disbursement. Each such request shall be substantially in the form of Exhibit A (a "Request for a Project Disbursement"), shall be executed by an Officer of the Company and shall specify therein (i) the requested date of such Project Disbursement (the "Project Disbursement Date"), (ii) the aggregate amount of such Project Disbursement and (iii) the Sub-Account from which such disbursement will be made. Simultaneously with the delivery of each Request for a Project Disbursement, the Company shall deliver or shall cause to be delivered the Project Disbursement Documentation to the Disbursement Agent, the Trustee, the applicable Construction Supervisor and in the case of Project Disbursements relating to the Permanent Vessel Project, the Construction Consultant.

     SECTION 3.2 Making the Project Disbursements. Upon fulfillment of the terms and conditions set forth herein including, without limitation, the applicable conditions set forth in Article IV hereof, the Disbursement Agent shall make each Project Disbursement, no later than 1:00 P.M. (New York time) on each Project Disbursement Date, by deducting the amount of each Project Disbursement from the appropriate Sub-Account of the Construction Account and depositing such amount in the Company's account maintained with the Disbursement Agent for such purpose or as otherwise directed by the Company. At least two Business Days prior to any Project Disbursement Date, the Company shall instruct the Disbursement Agent to sell such portion of the investments in Cash Equivalents held in the Construction Account as shall be necessary to fund the requested Project Disbursement. Notwithstanding the foregoing, if on any Project Disbursement Date the cash on deposit in the relevant Account or Sub-Account is less than the amount of the Project Disbursement to be made on such date, the Disbursement Agent shall make only such portion of such Project Disbursement equal to such cash on deposit in the

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

relevant Account or Sub-Account, provided, that, if such cash is not available solely because the sale of Cash Equivalents contemplated in the preceding sentence has not been completed, then the Disbursement Agent shall make such Project Disbursement or any portion thereof as soon as the funds from such sale are available.

     SECTION 3.3 Additional Project Disbursement Requirements. (a) Disputed Items. (i) If, with respect to any Project Disbursement, the Construction Supervisor disputes in writing to the Company and the Disbursement Agent the appropriateness of any item or items funded with the proceeds of such Project Disbursement, the Disbursement Agent shall, to the extent all other conditions to such Project Disbursement have been satisfied, make a Project Disbursement less an amount equal to the portion of the requested Project Disbursement allocated to such disputed item or items. The Construction Supervisor shall not authorize a Project Disbursement with respect to any disputed item unless and until such dispute has been resolved either (i) pursuant to Article IX hereto or (ii) as set forth in a writing signed by the Company and the Construction Supervisor.

     (ii) If, after a Project Disbursement has been made relating to the Permanent Vessel Project, the Construction Consultant disputes the appropriateness of any item or items funded with the proceeds of such Project Disbursement by providing written notice of such dispute to the Company, the Trustee and the Disbursement Agent within 21 days of the date of such Project Disbursement, the Disbursement Agent shall not make any further Project Disbursements if the amount of such disputed item or items exceeds $250,000 until such dispute is resolved. Any such dispute shall be resolved either (A) pursuant to Article IX hereto or (B) as set forth in a writing signed by an authorized officer of the Company and the Construction Consultant.

     (b) Line Item Reallocation. Subject to the terms of Section 3.4, in the event that (i) the work to be performed in respect of any Line Item in a particular Construction Budget (either for Hard Costs or Soft Costs) shall be completed without the expenditure of all amounts in the applicable Construction Budget allocated to such Line Item (or the Company certifies in an Officer's Certificate (x) that at least three-fourths of the work to be performed in respect of such Line Item has been completed and (y) that such work is projected to be completed without the expenditure of all amounts in the applicable Construction Budget allocated to such Line Item) and (ii) all contractors under contracts entered into with the Company and other Persons with whom the Company has contracted and directly entitled to payment have been paid in full for work completed as of the date of request for disbursement in respect of such Line Item (except as may be disputed in good faith and as to which appropriate reserves are being maintained), the Company may, subject to the other terms and conditions of this Agreement regarding the making of Project Disbursements, reallocate the undisbursed portion of the Construction Budget allocable to such Line Item to other uncompleted Line Items within such Construction Budget or, if no uncompleted Line Items remain, to another Cash Collateral Account, as selected by the Company.

     (c) Use of Contingency. In the event that the Company advises the Disbursement Agent in writing that the cost of the work performed or projected to be performed in respect of any Line Item shall exceed the amount allocated to such Line Item in the applicable Construction Budget, the Disbursement Agent, subject to the other terms and conditions of this Agreement regarding the making of Project Disbursements, shall at the request of the Company disburse funds to pay such excess from the undisbursed portion of any general contingency Line Item contained in such Construction Budget, provided, that the Company shall certify that the Plans and Specifications for the entire Project can still be met after such reallocation.

     (d) Payment of Fees. Each Project Disbursement shall include an amount equal to the amount necessary to pay all fees due and payable to the Construction Supervisor and the Disbursement Agent in relation to such Project Disbursement.

     (e) Funds from BHR Joint Venture. If funds disbursed to the BHR Joint Venture from one of the Cash Collateral Accounts are returned or distributed to the Company by the BHR Joint Venture, said funds shall be deposited in the Cash Collateral Account or the applicable Sub-Account thereof from which such disbursement was originally made. Funds received by the Company from BHR Joint Venture which are not required by the Indenture or any Collateral Document to be deposited in a Cash Collateral Account may be retained by the Company.

     SECTION 3.4 Completion of the Project. If the Termination of Construction Date for the Permanent Vessel Project is later than June 30, 1998, or if the Termination of Construction Date for the Land Project or the Chartered Vessel Project is later than December 31, 1996, and subject to the first paragraph of Section 2.2, any undisbursed, unreleased funds remaining in the relevant Cash Collateral Account or Sub-Account shall be retained in the Construction Account until such time as the Company may be required pursuant to
Article 4 of the Indenture to make (i) an Uncompleted Project Offer because the project has not been certified in writing as complete by the Construction Supervisor prior to December 31, 1996 or (ii) an Uncompleted Vessel Offer because the Permanent Vessel has not been Delivered prior to June 30, 1998. In the case of an Uncompleted Project Offer, the Disbursement Agent shall deposit the proceeds of any liquidation of assets contemplated by Section

4.28 of the Indenture relating to such Uncompleted Project in an Uncompleted Project Account. The Disbursement Agent shall, upon receipt of written direction of the Trustee, promptly release and transfer to the Trustee such amounts as the Trustee shall reasonably deem necessary to make payments to Holders accepting any Uncompleted Project Offer or any Uncompleted Vessel Offer pursuant to the terms of the Indenture. Undisbursed, unreleased funds remaining in the Construction Account following such Uncompleted Project Offer or Uncompleted Vessel Offer shall remain in the relevant Cash Collateral Account or Sub-Account and not be released to the Company except as provided herein. Upon the date construction is certified in writing as complete by the Construction Supervisor for all of the Projects and the Permanent Vessel has been Delivered, any undisbursed, unreleased amounts remaining on deposit in the Construction Account shall be transferred to the Working Capital Account and any undisbursed, unreleased amounts remaining on deposit in the Completion Reserve Account shall be released to the Company in accordance with the provisions of Section 5.3 hereof.

     All Project Disbursements pursuant to this Article III shall be made to or as directed by the Company. The Company may make disbursements from the Land Sub-Account notwithstanding the fact that the construction is being undertaken by the BHR Joint Venture.


                                   ARTICLE IV

                      CONDITIONS OF PROJECT DISBURSEMENTS
                         FROM THE CONSTRUCTION ACCOUNTS

     SECTION 4.1 Conditions Precedent to Project Disbursements. The Disbursement Agent shall make Project Disbursements from the applicable Sub-Account of the Construction Account upon satisfaction in connection with each Project Disbursement of the following conditions:

     (a) Documents. The Disbursement Agent shall have received the following, in form and substance satisfactory to the Disbursement Agent:

           (i) an executed Request for a Project Disbursement in substantially the form of Exhibit A;

           (ii) the Project Disbursement Documentation;

           (iii) in the case of Project Disbursements for Hard Costs, (x) copies of unpaid invoices, bills, receipts or other evidence of amounts due or paid in connection with the Project in excess of $10,000, and (y) a certificate of the Company indicating a trade payment breakdown showing payments that previously have been made and payments that are to be made by or on behalf of the Company to each contractor, subcontractor, and materialman with the proceeds of such Project Disbursement; and

           (iv) in the case of Project Disbursements for Soft Costs, copies of unpaid invoices, bills, receipts or other evidence of amounts due or paid in connection with the applicable Project.


     (b) Representations and Warranties. The giving of each Request for a Project Disbursement and the acceptance by the Company of the proceeds of such Project Disbursement shall constitute a representation and warranty by the Company to the Disbursement Agent, the Trustee and the Holders that:

           (i) The representations and warranties contained in the applicable Project Disbursement Documentation are correct, in each case on and as of the date of such Project Disbursement, before and after giving effect to such Project Disbursement and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that any such representation or warranty by its terms relates to a specified prior date;

           (ii) No event has occurred and is continuing, or would result from such disbursement or from the application of the proceeds thereof, that constitutes an Event of Default under the Indenture or would constitute an Event of Default but for the requirement that notice be given or time elapse or both; and

           (iii) The Company has satisfied all of the conditions herein to the release of such funds.

     (c) No Notice of Default. The Disbursement Agent shall not have received written notice from the Trustee that an Event of Default has occurred and is continuing under the Indenture.

     (d) Cessation of Disbursements. In the event that the Disbursement Agent has received a notice from the Trustee of an Event of Default under the Indenture pursuant to clause (c) above, the Disbursement Agent shall not disburse any additional funds until notified in writing by the Trustee.

                                   ARTICLE V

                              OTHER DISBURSEMENTS

     SECTION 5.1  Disbursements from the Working Capital Account.
Notwithstanding Articles III and IV, but subject to Section 4.1(c), the Disbursement Agent shall release from time to time amounts on deposit in the Working Capital Account to a bank account of the Company, identified in writing at least 2 Business Days prior thereto by the Company upon receipt of an Officer's Certificate (a copy of which shall be delivered to the Trustee) to the effect that:

           (i) such funds will not be applied in violation of the terms of the Indenture;

           (ii) the representations and warranties referred to in Section 4.1(b)(ii) herein are true and correct as if set forth in such Officer's Certificate, and the conditions set forth in Section 4.1(b) have been satisfied; and

           (iii) from and after the date granted, no Gaming License required for the Company to operate its business in the manner described in the Offering Memorandum shall have been rescinded, suspended, conditioned, restricted, nullified or revoked and such rescission, suspension, condition, restriction, nullification or revocation is continuing.

     SECTION 5.2 Disbursements from the Interest Reserve Account. Notwithstanding Articles III and IV, the Disbursement Agent shall, without the prior approval of any other party, release and transfer to the Trustee such amounts on deposit in the Interest Reserve Account as specified by the Company to make payments to Noteholders of the first and/or second scheduled fixed interest payments on the Senior Notes, upon receipt of an Officer's Certificate from the Company, certifying that such amounts will promptly be used for payment of the first or second scheduled fixed interest payment on the Senior Notes, as applicable. Such Officer's Certificate shall be delivered to the Disbursement Agent (with a copy to the Trustee) at least two days prior to the date of the scheduled fixed interest payment.

     Following payment in full of the first scheduled fixed interest payment on the Senior Notes, an amount equal to the undisbursed, unreleased amounts remaining on deposit in the Interest Reserve Account less the amount of the second scheduled fixed interest payment shall be transferred to the Working Capital Account upon the written request of the Company.

     Following payment in full of the first two scheduled fixed interest payments on the Senior Notes, all undisbursed, unreleased amounts remaining on deposit in the Interest Reserve

Account upon written notice of the Company shall be transferred to the Working Capital Account.

     SECTION 5.3 Disbursements from the Completion Reserve Account. (a) Notwithstanding Articles III and IV, but subject to Section 4.1(c), the Disbursement Agent shall release amounts on deposit in the Completion Reserve Account to a bank account of the Company, identified in writing to the Disbursement Agent (with a copy to the Trustee) at least 2 Business Days prior thereto by the Company upon receipt of an Officer's Certificate to the effect that:

           (i) (A) construction has been completed for all of the Projects, or (B) the funds are required for completion of a Project (specifying details);

           (ii) if construction has been completed for all of the Projects, a mortgage on the Permanent Vessel substantially in the form of the First Preferred Ship Mortgage attached to the Indenture has been filed with the United States Coast Guard at the home port of the Permanent Vessel;

           (iii) such funds will not be applied in violation of the terms of the Indenture;

           (iv)  the representations and warranties referred to in
      Section 4.1(b)(ii) herein are true and correct as if set forth in such Officer's Certificate, and the conditions set forth in
      Section 4.1(b) have been satisfied; and

           (v) from and after the date granted, no Gaming License required for the Company to operate its business in the manner described in the Offering Memorandum has been rescinded, suspended, conditioned, restricted, nullified or revoked and such rescission, suspension, condition, restriction, nullification or revocation is continuing.

     (b) If funds in the Completion Reserve Account are required to be used for completion of a Project, the amounts required shall be transferred to a Sub-Account of the Construction Account as specified in the written request of the Company.

     (c) Notwithstanding Articles III and IV or Section 5.3(a), but subject to
Section 4.1(c), the Disbursement Agent shall release $5 million on deposit in the Completion Reserve Account to a bank account of the Company, identified in writing at least 2 Business Days prior thereto by the Company, upon receipt of an Officers' Certificate to the effect that:

        (i) the Majestic Star Casino has been operating for 90 days;

        (ii) the Fixed Charge Coverage Ratio as calculated on the last day of such 90-day period or the last day of any fiscal quarter thereafter is greater than 2.5 to 1, and Cash Equivalents (other than Cash Equivalents then remaining in the Cash Collateral Accounts) available to the Company on any such date of calculation exceed $5.0 million;

        (iii) a guaranteed maximum price construction contract or contracts to construct the Permanent Vessel have been entered into and such contract or contracts provide for the Permanent Vessel to be constructed and delivered to the Company in Gary, Indiana no later than September 30, 1997;

        (iv) such funds will not be applied in violation of the Indenture;

        (v) the representation and warranties referred to in Section 4.1(b)(ii) herein are true and correct as if set forth in such Officers' Certificate; and

        (vi) from and after the date granted, no Gaming License required for the Company to operate its business in the manner described in the Offering Memorandum has been rescinded, suspended, conditioned, restricted, nullified or revoked and such rescission, suspension, condition, restriction, nullification or revocation is continuing.

     (d) Upon the occurrence of an Event of Default under the Indenture, funds in the Completion Reserve Account shall at the direction of the Trustee be transferred to the Trustee to pay principal and interest on the Senior Notes or as otherwise determined pursuant to the Indenture.

     SECTION 5.4. Event of Loss Account. The Company shall deposit any Net Loss Proceeds in excess of $1,000,000 and any BHR Loss Proceeds in the Event of Loss Account. If the Net Loss Proceeds are less than $15,000,000 and if the Company delivers an Officers' Certificate that the conditions set forth in
Section 4.11(a) of the Indenture have been satisfied, the Disbursement Agent shall release amounts on deposit in the Event of Loss Account to the applicable Sub-Account of the Construction Account designated in such Officers' Certificate. If the Company is required to make an Event of Loss Offer, the Disbursement Agent shall release amounts on deposit in the Event of Loss Account to a bank account of the Trustee, identified in writing at least 2 Business Days prior thereto by the Trustee, upon receipt of an Officers' Certificate from the Company certifying that such funds are required by Section
4.11 of the Indenture to
pay in whole or in part for the purchase of Senior Notes pursuant to the Event of Loss Offer. Following satisfaction of the requirements of Section 4.11 of the Indenture, undisbursed, unreleased amounts remaining on deposit in the Event of Loss Account shall be transferred to the Working Capital Account upon the written request of the Company.

     SECTION 5.5 Asset Sale Account. The Company shall deposit the Net Proceeds of an Asset Sale in the Asset Sale Account. If the Company delivers an Officer's Certificate certifying that the Net Proceeds from such Asset Sale will be applied to (i) an investment in the Principal Business or in tangible long-term assets used or useful in the Principal Business or (ii) permanently reduce Indebtedness that is not Subordinated Indebtedness, the Disbursement Agent shall release amounts on deposit in the Asset Sale Account to the applicable Sub-Account of the Construction Account or directly to make such investment or to reduce such indebtedness as designated in such Officer's Certificate. If the Company is required to make an Asset Sale Offer, the Disbursement Agent shall release amounts on deposit in the Asset Sale Account to a bank account of the Trustee identified in writing at least 2 Business Days prior thereto by the Trustee upon receipt of an Officers' Certificate from the Company certifying that such funds are required by Section 4.10 of the Indenture to pay in whole or in part for the purchase of Senior Notes pursuant to the Asset Sale Offer. Following satisfaction of the requirements of Section
4.10 of the Indenture, undisbursed, unreleased amounts remaining on deposit in the Asset Sale Account shall be transferred to the Working Capital Account upon the written request of the Company.


                                   ARTICLE VI

                                   COVENANTS

     SECTION 6.1 Covenants of the Company. For so long as this Agreement shall remain in effect, the Company shall:

     (a) Construction Consultant. Within 30 days of the date hereof, enter into an agreement with a construction consultant experienced in marine construction matters and providing for (i) such consultant to perform the services of the Construction Consultant set forth in this Agreement, including, without limitation, the services set forth in Schedules 1 and 3 hereto, and
(ii) the Company to pay all of the fees and expenses of such Construction Consultant arising under such agreement.

     (b) Construction Supervisor. Select a Construction Supervisor for the Permanent Vessel Project as soon as practicable.

     (c) Budgets, etc. As soon as practicable, prepare (or cause to be prepared) Plans and Specifications, a Construction Budget and a Construction Schedule for the Chartered Vessel (if applicable) Project, for the Land Project (if applicable) and for the Permanent Vessel Project, which Construction Budgets shall not exceed amounts previously expended for such Projects, cash on deposit in the relevant Sub-Account, plus cash reasonably available from other sources, including equipment and other financing.

     (d) General Contractor. Use reasonable efforts to cause the general contractor, if any, of the Land Project (or, if different general contractors are utilized, the general contractor for each aspect of such Project), the Chartered Vessel Project, if any, and the Permanent Vessel Project to complete the work (or the construction of a Permanent Vessel) in a timely and efficient manner and in accordance with the requirements of the Indenture.

     (e) Copies of Contracts, Etc. Deliver to the Disbursement Agent, the Construction Consultant (only with respect to the Permanent Vessel Project) and the applicable Construction Supervisor (i) upon the request of the Disbursement Agent, the Construction Consultant (if applicable) or the applicable Construction Supervisor, copies of all Major and Minor Contracts, (ii) as promptly as practicable, copies of all work permits, building permits and other permits required with respect to each of the Projects, and (iii) on the first Business Day of each month a list of all Major Contractors that have performed work on or supplied materials for each of the Projects during the previous month and that are scheduled to perform work or supply materials to one or both of the Projects during the current month; provided that at any time after the delivery of the initial list of such Major Contractors, the Company may fulfill its obligations hereunder by delivering a list of changes from the most recent list delivered to the Construction Consultant (if applicable) and the applicable Construction Supervisor.

     (f) Changes in Budget and Plans. (i) Cause the proceeds from the Offering to be utilized in accordance with Section 4.18 of the Indenture, and not make, any changes in such Plans and Specifications and Construction Budgets, except such changes that (x) do not materially alter the scope of the applicable Project, or (y) changes which are set forth in revised Plans and Specifications or a revised Construction Budget which are delivered to the applicable Construction Supervisor and the Construction Consultant with respect to Permanent Vessel Project, together with an Officers' Certificate to the effect that such revised Construction Budget does not exceed funds previously expended for the applicable Project, cash on deposit in the relevant Account or Sub-Account, plus cash reasonably available from other sources including, as applicable, equipment and other financing (which Officers' Certificate shall provide a reasonably detailed listing of such other sources, if applicable), (ii) deliver to the Construction Consultant (only with respect to the Permanent Vessel Project) and the applicable Construction Supervisor, as promptly as possible, copies of material change orders for each Project, and (iii) keep complete and accurate records of all changes in the applicable Plans and Specifications and Construction Budgets.

     (g) Access to Information. Permit the Disbursement Agent and the Trustee and any of their respective agents on reasonable notice and at such times as shall be reasonably requested (i) to inspect each of the Plans and Specifications and Construction Budgets, (ii) to inspect and review (and receive copies of, if requested) (A) all changes to the Plans and Specifications and Construction Budgets, (B) all contracts or subcontracts relating to the Projects and any changes thereto, (C) all books and records of the Company related to the Projects and (D) such other information as such parties shall reasonably request relating to the performance of the Projects (including copies of receipts, invoices and other supporting documentation to substantiate the costs to be paid from the proceeds of any requested disbursement hereunder), (iii) to attend any job progress meetings and (iv) to discuss, in the presence of a designated employee of the Company, the Projects and other matters related thereto with any Project Architect, any contractor or subcontractor performing work or supplying material for the Projects or any employee of the Company, provided, further, that the Company shall also grant the Construction Consultant and any of its respective agents on reasonable notice and at such times as shall be reasonably requested each of the foregoing rights with respect to the Permanent Vessel Project.

     (h) Certain Rights. The Company shall not have any rights with respect to the Cash Collateral Accounts except as specifically set forth in the Indenture or herein.

     (i) Further Assurances. The Company will from time to time at the expense of the Company, promptly execute, deliver, file and record all further instruments, endorsements and other documents, and take such further action as the Trustee may deem reasonably desirable in obtaining the full benefits of this Cash Collateral and Disbursement Agreement and of the rights, remedies and powers herein granted, including, without limitation, the following:

           (i) the filing of any financing statements, in form acceptable to the Trustee under the Uniform Commercial Code in effect in any jurisdiction with respect to the liens and security interests granted hereby. The Company also hereby authorizes the Trustee to file any such financing statement without the signature of the Company to the extent permitted by applicable law. A photocopy or other reproduction of this Cash Collateral and Disbursement Agreement shall be sufficient as a financing statement and may be filed in lieu of the original to the extent permitted by applicable law. The Company will pay or reimburse the Trustee for all filing fees and related expenses;

           (ii) upon commencement of construction of the Permanent Vessel, the assignment of any Major Contract to the Trustee and the granting of a security interest in the work-in-progress at the Shipyard relating to the construction of the Permanent Vessel, including, without limitation, the execution of the Construction Contract Assignment and the Construction Security Agreement substantially in the forms attached to the Indenture;

           (iii) upon completion of the construction of the Permanent Vessel to be owned by the Company, the filing of a mortgage on the Permanent Vessel substantially in the form of the First Preferred Ship Mortgage attached to the Indenture, with the appropriate office of the United States Coast Guard, and the delivery of the legal opinion relating to the First Preferred Ship Mortgage required by Section 10.02(c) of the Indenture; and

           (iv) furnish to the Trustee from time to time statements and schedules further identifying and describing the Cash Collateral and such other reports in connection with the Cash Collateral as the Trustee may reasonably request, all in reasonable detail and in form satisfactory to the Trustee.

     (j) Change of Name; Identity; Corporate Structure; or Chief Executive Office. The Company will not change its name, identity, corporate structure or the location of its chief executive office without (i) giving the Trustee at least thirty (30) days' prior written notice clearly describing such new name, identity, corporate structure or new location and providing such other information in connection therewith as the Trustee may reasonably request, and
(ii) taking all action satisfactory to the Trustee as the Trustee may reasonably request to maintain the security interest of the Trustee in the Cash Collateral intended to be granted hereby at all times fully perfected with the same or better priority and in full force and effect.

     SECTION 6.2 Covenants of the Disbursement Agent. For so long as this Agreement shall remain in effect, in addition to its other undertakings, the Disbursement Agent shall agree as follows:

     (a) The Cash Collateral Accounts.

           (i) Each of the Cash Collateral Accounts is and will be held in trust on behalf of the Trustee for the benefit of the Holders and not commingled with any ordinary deposit or commercial bank account, will be maintained with the corporate trust department of the Disbursement Agent solely for the Trustee for the benefit of the Holders and will be subject to the written instructions of the Trustee as set forth in this Agreement and the Indenture.

           (ii) Unless otherwise instructed in writing by the Trustee for the benefit of the Holders, the Disbursement Agent shall invest amounts on deposit in the Cash Collateral Accounts in accordance with the written instructions of the Company pursuant to Section 10.12 of the Indenture and all interest, cash and instruments from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of then existing Cash Collateral in any Cash Collateral Account shall be allocated to the applicable Cash Collateral Account or any applicable Sub-Account thereof.

           (iii) All disbursements and releases pursuant to this Agreement shall be made by the Disbursement Agent irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off and shall be final, and the Disbursement Agent will not seek to recover the same from the Trustee for any reason any such payment once made.

           (iv) All service charges and fees with respect to this Agreement or the Cash Collateral Accounts shall be paid by the Company.

           (v) The Disbursement Agent irrevocably waives and renounces any pledge, security interest (whether consensual, statutory or otherwise) or right of offset or compensation that it has or may ever have for its own benefit with respect to the Cash Collateral Accounts.

     (b) Books and Records. The Disbursement Agent shall maintain appropriate books and records with respect to the Cash Collateral Accounts (including each Sub-Account) in which shall be recorded all transactions related thereto including, without limitation, all disbursements hereunder and any investment of Cash Equivalents made by the Disbursement Agent and shall permit the Company or any of its agents or representatives and the Trustee or any of its agents or representatives at reasonable times to inspect and to make copies of such books and records at the Company's sole cost and expense.

                                  ARTICLE VII

                EVENTS OF DEFAULT; REMEDIES; RIGHTS UPON DEFAULT

     SECTION 7.1 Event of Default. For purposes of this Cash Collateral and Disbursement Agreement, the term "Event of Default" shall have the meaning provided in the Indenture and shall also include any default in the performance, or breach, of any covenant of the Company set forth in Section 6.1 hereof that continues for 30 days after written notice has been given from the Trustee or from holders of at least 25% of the aggregate principal amount of the Senior Notes then outstanding to the Company and the Disbursement Agent, specifying such default and requiring that it be remedied.

     SECTION 7.2 Rights and Remedies Generally. If an Event of Default shall occur and be continuing, then and in every such case, the Trustee shall have all the rights of a secured party under the Uniform Commercial Code, shall have all rights now or hereafter existing under all other applicable laws, and, subject to any mandatory requirements of applicable law then in effect, shall have all the rights set forth in this Cash Collateral and Disbursement Agreement and all the rights set forth with respect to the Cash Collateral or this Cash Collateral and Disbursement Agreement and in any other security agreement or Collateral Document between the parties.

     SECTION 7.3 Assembly of Collateral. If an Event of Default shall occur and be continuing, upon five days notice to the Company, the Company shall, at its own expense, assemble any and all Cash Collateral in the possession of the Company (or from time to time any portion thereof) and make it available to the Trustee at any place or places designated by the Trustee which is reasonably convenient to both parties.

     SECTION 7.4 Disposition of Collateral. The Trustee will give the Company notice in accordance with Section 10.08 of the Indenture of the time and place of any public sale of the Cash Collateral or any part thereof or of the time after which any private sale or any other intended disposition thereof is to be made.

     SECTION 7.5 Recourse. The Company shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Cash Collateral are insufficient to satisfy the Indenture Obligations. The Company shall also be liable for all fees and expenses of the Trustee incurred in connection with collecting such deficiency, including, without limitation, the fees, expenses and disbursements of any attorneys employed by the Trustee to collect such deficiency.

     SECTION 7.6 Expenses; Attorneys' Fees. The Company shall reimburse the Trustee and the Disbursing Agent for all its fees and expenses in connection with the exercise of its rights hereunder, including, without limitation, all reasonable attorneys' fees and legal expenses incurred by the Trustee or the Disbursement Agent. Expenses of retaking, holding, preparing for sale, selling or the like shall include the reasonable attorneys' fees and legal expenses of the Trustee and the Disbursement Agent. All such expenses shall be secured hereby.

     SECTION 7.7 Limitation on Duties Regarding Preservation of Cash Collateral. (a) The Trustee's sole duty with respect to the custody, safekeeping and physical preservation of any Cash Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Trustee deals with similar property for its own account.

     (b) The Trustee shall have no obligation to take any steps to preserve rights against prior parties to any Cash Collateral.

     (c) Neither the Trustee nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Cash Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Cash Collateral upon the request of the Company or otherwise.

     (d) Neither the Trustee nor the Disbursement Agent nor any of their directors, officers, employees or agents shall be liable for disbursements made in good faith reliance on any certificate provided to either of them pursuant to the terms of this Agreement.


                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Amendments, Etc. No amendment, modification or waiver of any provision of this Agreement may be made except in accordance with Article 9 of the Indenture; provided, that any such amendment, modification or waiver of this Agreement shall require the prior written consent of the Disbursement Agent.

     SECTION 8.2 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be sufficiently given if made by registered overnight courier, by hand delivery, by telex, by facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     To the Company:

     The Majestic Star Casino, LLC
     c/o Barden Development, Inc.
     400 Renaissance Center
     Suite 2400
     Detroit, Michigan  48243
     Attention:  Vice President
     Telecopy No.:  (313) 259-0154

     with a copy to:

     Dykema Gossett
     400 Renaissance Center
     Detroit, Michigan  48243
     Attention:  Frank K. Zinn, Esq.
     Telecopy No.:  (313) 568-6915

     To the Indenture Trustee:

     IBJ Schroder Bank & Trust Company
     One State Street
     New York, New York  10004
     Attention: Corporate Trust Department
     Telecopy No.:  (212) 858-2952

     To The Disbursement Agent:

     NBD Bank
     611 Woodward Avenue
     Detroit, Michigan 48226
     Attention: Corporate Trust Department
     Telecopy No.:  (313) 225-3420

     Any party hereto may by notice to each other party designate such additional or different addresses as shall be furnished in writing by such party. Any notice or communication to any party shall be deemed to have been given or made: as of the date so delivered, if personally delivered; on the next business day, if sent by registered overnight courier; when answered back, if telexed; when receipt is acknowledged, if faxed; and five calendar days after mailing, if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

     SECTION 8.3 No Waiver, Remedies. No failure on the part of the Disbursement Agent, the Trustee or any Holder to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

     SECTION 8.4 Indemnity and Expenses. (a) The Company agrees to indemnify the Trustee, the Holders, the Disbursement Agent and the Construction Consultant (the "Indemnified Parties") from and against any and all claims, losses and liabilities growing out of or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting from such Indemnified Party's bad faith, gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

     (b) The Company will upon demand pay to the Disbursement Agent, the Trustee or the Construction Consultant the amount of any and all reasonable fees and expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, that the Disbursement Agent or the Trustee may incur in connection with (i) the administration of this Agreement, (ii) the exercise or enforcement of any of the rights of the Disbursement Agent, the Trustee, or the Holders hereunder or (iii) the failure by the Company to perform or observe any of the provisions hereof.

     (c) Notwithstanding any other provision of this Agreement, the fees and expenses (but not indemnities) payable to any Construction Supervisor and included in the relevant Construction Budget shall be paid from the relevant Sub-Account upon request by the Company.

     (d) The making of any Project Disbursement or part thereof shall not constitute an approval or acceptance of the work or material by the Trustee, the Construction Consultant or the Disbursement Agent nor shall such approval give rise to any liability or responsibility related to:

           (i) the quality of the work, the quantity of the work, the rate or progress in completion of the work, or the sufficiency of materials or labor being supplied in connection therewith; and

           (ii) any errors, omissions, inconsistencies or other defects of any nature in the Plans and Specifications and any inspection of the work that either the Trustee, the Disbursement Agent or the Construction Consultant may choose to make, whether through any consulting engineer, agent or employee or officer, during the progress of the work shall be solely for the Trustee, the Disbursement Agent's or the Construction Consultant's information, and under no circumstances will any such inspection be deemed to have been made for the purpose of supervising or superintending the work or for the information or protection of any right or interest of any Persons other than the Trustee, the Construction Consultant, the Disbursement Agent or the Holders.

     (e) In no event shall either the Trustee or the Disbursement Agent be liable for any Liens which may be filed by third parties against the Projects.

     SECTION 8.5 Execution in Counterparts. This Agreement may be executed in any number of separate counterparts and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 8.6 Relationship of Parties. Neither the Trustee nor the Disbursement Agent shall be under any responsibility in respect of the validity or sufficiency of this Agreement or the execution and delivery hereof by any other party or in respect of the validity or sufficiency of any document or agreement delivered in connection herewith, including, but not limited to, any document or agreement the forms of which are attached hereto as Exhibits to this Agreement. Neither the Trustee nor the Disbursement Agent shall be accountable for the use or application of the funds in the Cash Collateral Accounts or for Project Disbursements, except as set forth in the Indenture or herein.

     SECTION 8.7 Duties of Disbursement Agent. (a) The Disbursement Agent shall have only those duties as are specifically provided herein. The Disbursement Agent shall neither be responsible for, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument, or document between the other parties hereto, in connection herewith, except as specifically set forth in this Agreement and shall be required to act only pursuant to the terms and provisions of this Agreement. This Agreement sets forth all matters pertinent to the duties of the Disbursement Agent contemplated hereunder and no additional obligations shall be implied from the terms of this Agreement or any other agreement.

     (b) The Disbursement Agent shall be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments and shall be entitled to rely on the genuineness of such signatures without requiring substantiating evidence of any kind. In the absence of bad faith on its part, the Disbursement Agent may conclusively rely upon certificates or documents conforming to the requirements of this Agreement as for the truth of the statements expressed therein.

     SECTION 8.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan.

     SECTION 8.9 Gaming Laws. Each of the provisions of this Agreement is subject to, and shall be enforced in compliance with, the provisions of any applicable laws, including, without limitation, the rules and regulations of the Indiana Gaming Commission.

     SECTION 8.10 Waiver Of Jury Trial. Each of the Company, the Trustee and the Disbursement Agent hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of any party hereto in the negotiation, administration, performance or enforcement thereof.

     SECTION 8.11 Termination. This Agreement shall terminate upon mutual written agreement of each of the parties hereto or upon payment in full of all Obligations under the Indenture.

     SECTION 8.12 Third Party Beneficiaries. Except as provided in Section 8.4 with respect to the Construction Consultant and except as to the Holders, no Person shall be a third party beneficiary of this Agreement.


                                   ARTICLE IX

                                  ARBITRATION

     Section 9.1 Arbitration. (a) Any disagreement with respect to the release of funds from the Construction Account, or any related disagreement with respect to the construction, meaning or effect of this Agreement, arising out of this Agreement or concerning the rights or obligations of the parties hereunder shall be submitted to arbitration, one arbitrator to be chosen by the Company, one by the Trustee, and a third to be chosen by the first two arbitrators before they enter into arbitration. The arbitrators shall be impartial and shall be active or retired persons with experience in construction, development and/or construction lending (and in the case of the Chartered Vessel Sub-Account or the Permanent Vessel Sub-Account, maritime construction, development and/or construction lending).

     (b) In the event that either party should fail to choose an arbitrator within 15 days following a written request by the other party to enter into arbitration, the requesting party may choose two arbitrators who shall, in turn, choose the third arbitrator. If the first two arbitrators have not chosen a third arbitrator at the end of 15 days following the last day of the selection of the first two arbitrators, each of the first two arbitrators shall name three candidates, of whom the other arbitrator shall eliminate two, and the determination of the third arbitrator shall be made from the remaining two candidates by drawing lots. Each party shall present its case to the arbitrators within 15 days following the date of the appointment of the third arbitrator. The decision of a majority of the three arbitrators shall be final and binding upon both parties. Judgment may be entered upon the arbitration award in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other the expense of the third arbitrator and of the arbitration. In the event that the two arbitrators are chosen by one party, as above provided, the expense of the arbitrators and the arbitration shall be equally divided between the two parties. Any such arbitration shall take place in Detroit, Michigan unless some other location is mutually agreed upon by the parties. The arbitrators shall resolve any dispute arising hereunder in a manner consistent with the intent of the parties as expressed in this Agreement. The arbitrators shall not award any punitive, consequential or exemplary damages or any amount in excess of the amount to be released from the relevant Cash Collateral Account or Sub-Account. All awards by the arbitrators shall be payable solely from the amounts on deposit in the relevant Cash Collateral Account or Sub-Account.

     (c) Notwithstanding the provisions of clauses (a) and (b) above, in the event that a dispute relates to the construction of the Permanent Vessel, upon the written request of the Company, any controversy or claim arising out of or relating to the construction of the Permanent Vessel and the meaning or effect of this Agreement or the rights or obligations of the parties hereunder shall be settled by arbitration administered by the American Arbitration Association under its Construction Industry Arbitration Rules. The parties shall use their best efforts to resolve the dispute as soon as practicable and to comply, if available, with the fast track procedures specified in the Construction Industry Arbitration Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                          THE MAJESTIC STAR CASINO, LLC


                          By:  Barden Development, Inc.

                          By:  Kenneth L. Kramer
                              ---------------------------
                              Name: Kenneth L. Kramer
                              Title: Vice President


                          IBJ SCHRODER BANK & TRUST COMPANY,
                             as Trustee


                          By: Nancy R. Besse
                             ----------------------------

                          NBD BANK,

                          as Disbursement Agent



                          By: J. Michael Banas
                             ----------------------------
                              Name: J. Michael Banas
                              Title: Vice President

                                   Schedule 1

                             Requirements for Major
                                 Ship Contracts


1. In the case of the principal agreement or agreements for the construction of the Permanent Vessel (the "Ship Construction Contracts"), such Contracts shall be maximum guaranteed price contracts not in excess of an aggregate of $40 million plus any additional capital contributions deposited into the Permanent Vessel Sub-Account by the Company for such construction and the Company shall have delivered a copy of such contracts to the Construction Consultant.

2. The Construction Consultant shall have certified within 15 days of the receipt thereof that such Ship Construction Contracts are customary or commercially reasonably for a construction project of similar design and scope. If the Construction Consultant is not able to make such certification because such Contracts are not, in the opinion of such Construction Consultant, customary or commercially reasonable, the Construction Consultant shall deliver notice to the Company specifying in reasonable detail its objections and the Company shall use its reasonable best efforts to modify, amend or replace such contracts to address such objections. If the Company disputes the appropriateness of such objections, such dispute shall be resolved either (i) pursuant to Article IX of the Agreement or (ii) as set forth in writing by the Company and the Construction Supervisor. If the Construction Consultant does not make such certification or deliver such objections to the Company within such 15-day period, the Construction Consultant shall have been deemed to have made such certification.

3. Such contract (other than the Ship Construction Contracts and other than contracts not involving construction where Retainage is not customary) shall provide for at least 5% Retainage until final completion of the applicable work, including all "punch list" items.

4. The Ship Construction Contracts shall be assigned to the Trustee as additional security and any necessary consents to such assignment shall be obtained.

5. The Company shall grant a security interest to the work-in-process relating to the construction of the Permanent Vessel at the Shipyard to the Trustee.

                                   Schedule 2

                             Requirements for Major
                      Contracts Other than Ship Contracts


1. Such contract shall be a maximum guaranteed price contract not in excess of the amount of the items reflected on the Construction Budget to which such contract relates or otherwise contain customary and prudent conditions to protect against cost overruns.

2. Such contract shall provide for at least 5% Retainage until 50% completion of the applicable work (as reasonably determined by a Project Architect and reasonably approved by the applicable Construction Supervisor) and at least 5% Retainage until final completion of the applicable work, including all "punch list" items, provided that Retainage will not be required for contracts not involving construction where Retainage is not customary.

                                   Schedule 3
                            Additional Conditions to
                Disbursements from Permanent Vessel Sub-Account

      1. For any Project Disbursements from the Permanent Vessel Sub-Account,(i) from and after the date granted, the Gaming License issued to the Company by the Indiana Gaming Commission shall not have elapsed and shall not have been rescinded, suspended, nullified or revoked and any such rescission, suspension, nullification or revocation shall be continuing, nor shall proceedings instituted by the Indiana Gaming Commission for any such action be pending and (ii) the Company shall not have received notice that the Company will not receive a riverboat owner's license.

      2. The Company shall have delivered to the Disbursement Agent and the Construction Consultant a copy of the Major Contract to which such Project Disbursement relates which satisfies the requirements of Schedule 1.

      3. The Company shall continue to retain a Construction Supervisor and the Construction Consultant for the Permanent Vessel Project in accordance with the Cash Collateral and Disbursement Agreement.

      4. Following preparation of the design specifications for the Permanent Vessel, the Company shall have completed or caused to be completed initial drafts of the Plans and Specifications sufficient to reasonably define the scope and major elements of the Project, a preliminary Construction Budget and a preliminary Construction Schedule and the Company shall deliver a copy of such Plans and Specifications to the Construction Consultant.

      5. The Construction Consultant shall have certified within 15 days of receipt thereof that such Plans and Specifications are customary or commercially reasonable for a construction project of similar design and scope. If the Construction Consultant is not able to make such certification because such Plans and Specifications are not, in the opinion of such Construction Consultant, customary or commercially reasonable, the Construction Consultant shall deliver notice to the Company specifying in reasonable detail its objections and the Company shall use its reasonable best efforts to modify, amend or replace such Plans and Specification to address such objections. If the Company disputes the appropriateness of such objections, such dispute shall be resolved either (i) pursuant to Article IX of the Agreement or (ii) as set forth in writing by the Company and the Construction Consultant. If the Construction Consultant does not make such certification or deliver such objections to the Company within such 15 day period, the Construction Consultant shall have been deemed to have made such certification.

                                   Schedule 4

                            Additional Conditions to
                      Disbursements from Land Sub-Account
                            During the Initial Phase


      1. For any Project Disbursements from the Land Sub-Account (i) from and after the date granted, the Certificate of Suitability issued to the Company by the Indiana Gaming Commission shall not have elapsed and shall not have been rescinded, suspended, nullified or revoked and any such rescission, suspension, nullification or revocation shall be continuing, nor shall proceedings for any such action be pending and (ii) the Company shall not have received notice that the Company will not receive a riverboat owner's license.

      2. (i) The Company shall have delivered to the Disbursement Agent a copy of each of the Major Contracts required by (and complying with) paragraph 1 of Schedule 2. Such contract may take the form of a preliminary letter agreement for the first 120 days of construction.

      3. The Company shall continue to retain a Construction Supervisor, if applicable, for the Project in accordance with the Cash Collateral and Disbursement Agreement.

      4. The Company shall have completed or caused to be completed the Plans and Specifications sufficient to reasonably define the scope and major elements of the Project, a preliminary Construction Budget and a preliminary Construction Schedule.

      5. In the case of disbursements to the BHR Joint Venture, such disbursements, after giving effect to all prior disbursements, may not exceed in the aggregate $56.1 million.

                                   EXHIBIT A

                       REQUEST FOR A PROJECT DISBURSEMENT

                          [Letterhead of the Company]

__________________, 19____

NBD Bank
as Disbursement Agent
611 Woodward Avenue
Detroit, Michigan 48226

Attention:  Corporate Trust Department

                                    Project

Gentlemen:

     The undersigned refers to the Cash Collateral and Disbursement Agreement, dated May 22, 1996 (the "Collateral Disbursement Agreement"; the terms defined therein being used herein as therein defined), among the Trustee, the undersigned and you and hereby requests, pursuant to Section 3.1 of the Collateral Disbursement Agreement, that a Project Disbursement from the __________ [Cash Collateral Account] [Sub-Account] in the aggregate amount of $____________ (the "Project Disbursement") be made available to the undersigned on _____________, 199_, which is a Business Day.

     The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Project Disbursement:

           (i) The Project Disbursement will be applied to the following uses permitted under Section 4.18 of the Indenture in the following amounts:

            Description                 Amount

        ___________________           ___________

        ___________________           ___________

           (ii) No event has occurred and is continuing, or would result from such Project Disbursement or from the application of the proceeds thereof, that constitutes an Event of Default under the Indenture or would constitute an Event of Default under the Indenture but for the requirement that notice be given or time elapse or both;

           (iii) The Company has not exceeded, and after giving effect to this Project Disbursement (and after taking into account all adjustments permitted by Section 3.3(b)) will not exceed, the Line Item or Line Items with respect to the applicable construction budget for the costs to be paid with the proceeds of this Project Disbursement;

           (iv) The amount of the requested Project Disbursement, together with the amounts on deposit in the applicable Cash Collateral Account and the amount of any financing of Project costs permitted under the Indenture and reasonably available to the Company are sufficient to finance the completion of the Project;

           (v) The amount shown on each Line 12 of the attached Project Disbursement Documentation is the actual amount presently payable or paid to the applicable Contractor, and this Project Disbursement shall be used solely for the purpose of paying the items of cost specified herein or for reimbursing the Company for such items previously paid by the Company;

           (vi) The Company has no knowledge of and has received no notices of Liens, except Permitted Liens, or claims of lien either filed or threatened against the Project;

           (vii) All amounts shown on each Line 7 and Line 10 of the Project Disbursement Documentation have been paid by the Company;

           (viii) The Company approves all work and materials for which payment is due (as shown on each Line 12 of the Project Disbursement Documentation) and confirms that such work and materials and all work and materials to be prepaid conform in all material respects with the Plans and Specifications, as such Plans and Specifications may be modified in accordance with the terms of the Collateral Disbursement Agreement;

           (ix) Approximately __% of the _________ Project has been completed as of this date;

           (x) Construction of the Project is progressing in such manner so as to achieve substantial completion thereof, substantially in accordance with the Plans and

      Specifications, on or before the completion date in the Construction Schedule;

           (xi) All previous Project Disbursements have been expended for the sole purpose of paying the costs ("Costs") previously certified to the Disbursement Agent and the Trustee and no part of said funds has been used, and this Project Disbursement shall not be used, for any other purpose. No item of Costs previously certified to the Disbursement Agent and the Trustee remains unpaid as of the date hereof except for any item of Cost where payment had been reasonably withheld by the Company as a result of a good faith dispute; and

           (xii) All conditions to this Project Disbursement have been met in accordance with the terms of the Collateral Disbursement Agreement, including, without limitation, the conditions set forth in Schedules 1-4 thereto.

     Documentation for this Project Disbursement is provided in Annex 1-A or, in the alternative, Annex 1-B hereto. A copy of this Request for a Project Disbursement and the attached documentation have been delivered to the Trustee at its address for notices provided in the Indenture.

                                    Very truly yours,

                                    [REQUESTING PARTY]

                                    By:____________________
                                       Name:
                                       Title:

                 ANNEX I-B TO REQUEST FOR PROJECT DISBURSEMENT

      (To be used as an alternative to Annex I-A in cases where the Project Architect is acting as the Construction Supervisor.]


                                    AIA FORM

                                   EXHIBIT B

                              PROMISSORY NOTES

                                  EXHIBIT C

                         FORM OF TRUSTEE'S CERTIFICATE

                                     [Date]


NBD Bank
611 Woodward Avenue
Detroit, Michigan  48226


Attention:  Corporate Trust Department


Re: Request of $_______ from
      [______________ Account(s)]


Gentlemen:

     Pursuant to Section 2.4 of the Cash Collateral and Disbursement Agreement dated May 22, 1996, to which you are a party, IBJ Schroder Bank & Trust Company, a New York banking corporation (the "Trustee"), requests that a disbursement of $_________ be made from the [________________ Account(s)] to Account No._________. In connection with the requested release of funds, the Trustee hereby represents, warrants and certifies that an Event of Default has occurred under the Indenture which (except in the case of a Change of Control Offer, Uncompleted Project Offer or Uncompleted Vessel Offer) has been accelerated pursuant to Section 6.02 of the Indenture.

     The foregoing representations, warranties and certifications are true and correct and Disbursement Agent is entitled to rely on the foregoing and is authorized in making the release of funds.

                                      IBJ SCHRODER BANK & TRUST COMPANY


                                      By:______________________________
                                         Name:
                                         Title: